Workstream Announces Plans to File Form 15 and Deregister its Common Shares

MAITLAND, Florida, December 27, 2011—Workstream Inc. (the “Company”) (OTCBB: WSTMF.OB) announced today that its Board of Directors has approved the filing of a Form 15 by the Company with the U.S. Securities and Exchange Commission to voluntarily deregister its common shares under the Securities Exchange Act of 1934.  The Company intends to file the Form 15 with the SEC on or about January 6, 2012.  The Company is eligible to deregister its common shares because it had fewer than 300 holders of record of its common shares at the beginning of its fiscal year.

Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended.  In addition, following the deregistration, the Company’s common shares will no longer be quoted on the Over the Counter Bulletin Board but will continue to be quoted on the Pink Sheets.  The Company expects that the deregistration of its common shares will become effective 90 days after the date of the filing of the Form 15 with the SEC.

Although no longer required by the SEC after deregistration, the Company presently intends to provide current quarterly and annual performance data to its shareholders in accordance with the Alternative Reporting Standards of OTC Pink—Current Information.  However, there can be no assurance that the Company will continue to provide such information in the future or that its common shares will continue to be quoted on the Pink Sheets after deregistration of the common shares.

The Company made this decision after careful review of the costs and benefits of being a reporting company. The Company believes that the incremental cost of compliance with Sarbanes-Oxley and other reporting requirements does not provide any discernible benefit to the Company and its shareholders and cannot be justified. The savings derived from this change are expected to be financially meaningful, and deregistration is expected to allow management to focus additional attention to delivering shareholder value.

Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements” under the federal securities laws. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and are "forward-looking statements.” Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this Press Release include, among others, that (a) we will file a Certification and Notice of Termination of Registration on Form 15 with the SEC to effect the deregistration, (b) our common shares will continue to be quoted on the Pink Sheets, (c) the deregistration of our common shares will become effective 90 days after the date of filing of the Form 15, (d) we intend to continue to share quarterly, annual and other Company information with our shareholders, and (e) the Company will derive certain benefit from no longer being a Reporting Company.  We undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.